Exhibit 3.6

AMENDED AND RESTATED OPERATING AGREEMENT

OF

PHWLV, LLC

a Nevada Limited Liability Company

As of May 20, 2014

AMENDED AND RESTATED OPERATING AGREEMENT

OF

PHWLV, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (as amended from time to time, this “Agreement”) of PHWLV, LLC, a Nevada limited liability company (the “Company”) is made by CAESARS GROWTH PH, LLC, a Delaware limited liability company, as sole member (the “Member”) of the Company, and is effective as of May 20, 2014.

1. Formation of Limited Liability Company. The Company was formed as a Nevada limited liability company on August 2, 2013, pursuant to Chapter 86 of the Nevada Revised Statutes, as amended from time to time (the “Nevada Act”), by the filing of Articles of Organization of the Company with the office of the Secretary of State of Nevada. The rights and obligations of the Member and the administration of the Company from and after the date of this Agreement shall be governed by this Agreement and the Nevada Act. To the extent permitted by applicable law, to the extent this Agreement is inconsistent in any respect with the Nevada Act, this Agreement shall control.

2. Member. Caesars Growth PH, LLC is the sole member of the Company. The principal office address of the Member is One Caesars Palace Drive, Las Vegas, Nevada 89109.

3. Purpose. The purpose of and business to be conducted by the Company are to own, operate, manage and conduct gaming in a hotel/casino in Clark County, Nevada. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Nevada Act) and all activities necessary or incidental to the foregoing.

4. Name. The name of the Company shall be PHWLV, LLC.

5. Registered Office; Other Places of Business. The registered office of the Company in the State of Nevada is 2215-B Renaissance Drive, Las Vegas, NV 89119. The Company may have such other offices as the Member may designate from time to time.

6. Registered Agent. The registered agent for the Company in Nevada as of the date of this Agreement is CSC Services of Nevada, Inc.

7. Term of Company. The Company commenced on the date the Articles of Organization were properly filed with the Secretary of State of the State of Nevada and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

8. Management of Company.

(a) The Member shall have full and exclusive management and control of the business of the Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member.

(b) Subject to applicable gaming laws, the Member may from time to time appoint one or more officers or other representatives of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons, in its discretion. Any such officers and representatives shall serve at the pleasure of the Member. To the extent delegated by the Member, each officer and/or representative of the Company, acting alone, shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company as such manager and/or officer may determine to be necessary or advisable in the conduct of the business of the Company. In addition, unless otherwise determined by the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such officers in corporations incorporated under the laws of the State of Nevada. No delegation of authority hereunder shall cause the Member to cease to be a Member. The Member may from time to time remove or replace any persons previously designated as officers and/or representatives from such office.

9. Capital Contributions. The Member shall make such capital contributions to the Company at such times, and in such amounts, as the Member shall determine in its sole discretion.

10. Allocations, Distributions, Profits and Losses. All items of income, profit and loss of the Company shall be allocated to the Member, and all cash and other distributable assets of the Company shall be distributed to the Member. Distributions shall be made at such time, to such extent and in such manner as the Member shall determine in its sole discretion.

11. Other Activities. The Member, its officers, agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

12. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or any other person bound by the terms of this Agreement, such duties are hereby expressly limited to the implied contractual covenant of good faith and fair dealing. To the fully extent permitted by the Nevada Act and other applicable law, the Member acting in accordance with the Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement, or for any act or omission constituting a breach of contract or breach of duties, other than an act or omission that constitutes a bad faith violation of the implied covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

13. Limited Liability. Except as otherwise required by any non-waivable provision of the Nevada Act or other applicable law or by an agreement signed by the Member, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

14. Indemnification. The Company shall indemnify, defend and hold harmless the Member and its affiliates, employees and agents, or its successors, executors, administrators or personal representatives to the fullest extent permitted by law, including the Nevada Act, from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the business or activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify, defend and hold harmless any officers and/or representatives of the Company and its successors, executors, administrators or personal representatives from and against any and all Costs arising from any or all Actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

15. Assignment. Any assignment, transfer, pledge, encumbrance or other disposition of the member’s interest held by the Member in the Company, and any admission of a new member or resignation of an existing member, shall be subject to applicable gaming laws and the receipt of any approvals required thereunder.

16. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, and subject to the provisions of the Nevada Act, all remaining assets shall be distributed to the Member.

17. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

18. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to other principles of conflicts of law.

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IN WITNESS WHEREOF, the Member hereto has duly executed this Agreement effective as of the first above stated date.

MEMBER:

CAESARS GROWTH PH, LLC

By:	Caesars Growth Partners, LLC
its Sole Member

By:	Caesars Acquisition Company
its Managing Member

By:

Name:	Craig Abrahams
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Operating Agreement of PHWLV, LLC]